CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of First Trust Strategic High Income Fund III:

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-139549 of First Trust Strategic High Income Fund III on Form N-2 of our report dated February 20, 2007, appearing in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the reference to us under the caption "Independent Registered Public Accounting Firm" also appearing in the Statement of Additional Information.

DELOITTE & TOUCHE LLP
Chicago, Illinois

February 21, 2007